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                                                                 Exhibit 11.A


                 CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK

                             Equity Swap Transaction

                                  Confirmation

Dated: as of 29 November 2002

FLOSCULE B.V.
Parnassustoren
Locatellikade 1
1976 AZ Amsterdam
The Netherlands

Dear Sirs,

The purpose of this letter agreement (this "CONFIRMATION") is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "SWAP DEFINITIONS") and the 1996 Equity Derivatives Definitions (the "EQUITY DEFINITIONS" and together with the Swap Definitions, the "ISDA DEFINITIONS") as published by the International Swaps and Derivatives Associations Inc, are incorporated into this Confirmation. For the purposes of the ISDA Definitions, this transaction shall be deemed to constitute a Swap Transaction and a Share Swap Transaction. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will prevail. In the event of any inconsistency between the ISDA Definitions and the provisions of this Confirmation, this Confirmation will prevail.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of 29 November 2002, as amended and supplemented from time to time (the "AGREEMENT") between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the Transaction to which this Confirmation relates are as follows:

1.    TERMS AND DEFINITIONS

The following terms and expressions where used in this Confirmation have the meanings given to them below:

GENERAL DEFINITIONS

Available Shares:                  on any day, the Remaining Shares less the
                                   aggregate number of Amortisation Option
                                   Shares which are the subject of any
                                   Amortisation Option Notices in respect of which the Amortisation Option Settlement
                                   Dates have not

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                                   occurred, but so that the number of Available
                                   Shares shall always be a positive number or zero;

Bank:                              means Credit Agricole Lazard Financial
                                   Products Bank;

Business Day:                      any day (excluding Saturday) on which
                                   commercial banks settle payments and are ordinarily open for general business
                                   (including dealings in foreign exchange and foreign currency deposits) in London and which is a TARGET Settlement Day;

Counterparty:                      means, subject to Clause 5(b) of the
                                   Schedule, Floscule B.V.;

Calculation Agent:                 means Credit Agricole Lazard Financial
                                   Products Bank;

Contractual Currency:              means Euro;

Effective Date:                    means the day which falls on the first
                                   Exchange Business Day after the Trade Date;

Fee: means EURO 650,000 (six hundred and fifty thousand Euros);

Maturity Date:                     means 1 June 2005, subject to adjustment in
                                   accordance with the Modified Following
                                   Business Day Convention;

Payment Date:                      means each Amortisation Option Settlement
                                   Date and the Termination Date;

Relevant Proportion:               means, in respect of a Payment Date, a
                                   fraction equal to:

                                                       N
                                                --------------
                                                Initial Shares

                                   where:

                                   "N" equals the number of Amortisation Option
                                   Shares in respect of the Amortisation Option
                                   Settlement Date which is such Payment Date;

Remaining Shares:                  means on any day, the Initial Shares less the
                                   aggregate number of Amortisation Option
                                   Shares in respect of which Amortisation
                                   Option Settlement Dates have occurred on or prior to such day;

Termination Date:                  means the date which is the earlier of (i)
                                   the Maturity Date and (ii) the Amortisation
                                   Option Settlement Date on which the number of Remaining Shares is reduced to zero;

Trade Date:                        means 29 November 2002;

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PAYMENT DEFINITIONS

Final Redemption Amount:           means an amount calculated in accordance with
                                   the following formula:

                                   Initial Amount*(1 + Initial Zero Coupon Rate
                                   + Margin)(Mat)

                                   where "Mat" means (a) the number of days from (and including) the Effective Date to (and excluding) the Maturity Date divided by (b) 365;

Initial Amount:                    means an amount equal to the aggregate of (a)
                                   the product of the Initial Share Price and the Initial Shares and (b) the Fee;

Initial Zero Coupon Rate:          means the Zero Coupon Rate with respect to
                                   the Trade Date and quoted on the Trade Date;

Margin:                            0.90 per cent.  per annum;

Rate Day
Count Fraction:                    Actual/Actual;

Redemption Amount:                 means, in respect of any date (the "relevant
                                   date"), the Final Redemption Amount, adjusted by reference to a rate equal to the Zero
                                   Coupon Rate plus the Margin in respect of the period from (and excluding) the Maturity Date to (and including) the relevant date;

Zero Coupon Rate:                  means with respect to any date, the zero
                                   coupon swap rate (quoted for the avoidance of doubt in the case of a Payment Date, on the second Business Day prior to such date) for the period from such date to the Maturity
                                   Date, as notified to the Counterparty by the Calculation Agent and determined in accordance with the following procedures:

                                   (i)    the Calculation Agent will ask two
                                          leading dealers of a credit standing
                                          in the relevant market which satisfies
                                          the applicable credit criteria of the
                                          Calculation Agent (the "Dealers"),
                                          selected by the Calculation Agent in
                                          good faith for the purposes of
                                          quotations obtained by the Calculation
                                          Agent, to provide a quotation as
                                          though the zero coupon swap rate were
                                          a "Quotation Rate" (in the case of the
                                          Initial Zero Coupon Rate) for the
                                          period from (and including) the
                                          Effective Date to (and excluding) the
                                          Maturity Date and (in the case of any
                                          other Zero Coupon Rate) for the period
                                          from

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                                          (and including) the relevant Payment
                                          Date to (and excluding) the Maturity
                                          Date;

                                   (ii)   the Dealers will be asked to assume
                                          that the Calculation Agent is a dealer
                                          in the relevant market of the highest
                                          credit standing which satisfies all
                                          the credit criteria which the Dealers
                                          apply generally at the time in
                                          deciding whether to offer or make an
                                          extension of credit, and no account
                                          will be taken of any credit support
                                          document;

                                   (iii)  if two quotations are provided, the
                                          Zero Coupon Rate will be the lower of
                                          those two quotations; and

                                   (iv)   if only one or no quotations are
                                          provided, the Zero Coupon Rate will be
                                          determined by the Calculation Agent.

EQUITY PAYMENT DEFINITIONS

Exchange:                          means LE PREMIER MARCHE of the PARIS STOCK
                                   EXCHANGE (or any successor to such Exchange);

Exchange Business Day:             means any Business Day which is a scheduled
                                   trading day on the Exchange;

Initial Shares:                    means 5,500,000 Shares;

Initial Share Price:               means EURO 7.80;

Issuer:                            means Trader Classified Media N.V.;

Market Disruption Event:           means the occurrence or existence on any day
                                   on which Shares are to be valued hereunder of any suspension or limitation imposed on trading in the Shares on the Exchange if, in the determination of the Calculation Agent, such suspension or limitation is material and for this purpose:

                                   (a)    a limitation on the hours and number
                                          of days trading will not constitute a
                                          Market Disruption Event if it results
                                          from an announced change in the
                                          regular business hours of the
                                          Exchange, and

                                   (b)    for the avoidance of doubt, a
                                          limitation on trading imposed during
                                          the course of the day by reason of
                                          movements in price otherwise exceeding
                                          levels permitted by the Exchange will
                                          constitute a Market Disruption Event;

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Market Disrupted Day:              means a day on which there is a Market
                                   Disruption Event;

Shares: means the class A common shares in the capital of the Issuer with a nominal value of EURO 0.16 per share and the expression "Share" means any one of such shares;

DIVIDEND DEFINITIONS

Cash Distribution:                 means in relation to a Share, any cash
                                   dividend, interest or other cash amount paid by the Issuer on or in respect of such Share;

Distribution Amount:               means in relation to a Cash Distribution, an
                                   amount equal to the cash amount which would be received by the Bank (net of any taxes required to be deducted by the Issuer or any taxes otherwise levied or imposed by taxing authorities in the Netherlands in respect of such Cash Distribution) were it a holder of a Share on the record date relating to such Cash Distribution, multiplied by the number of Available Shares on the record date for such Cash Distribution;

Distribution
Settlement Date:                   means in relation to a Cash Distribution, the
                                   second Business Day after the Business Day on which the relevant Distribution Amount would be received by the Bank were it a holder of a Share;

Non-Cash Distribution:             means in relation to a Share, any shares,
                                   securities, rights or other property of
                                   whatsoever nature (other than any Cash
                                   Distribution) distributed by the Issuer on or in respect of such Share;

AMORTISATION OPTION DEFINITIONS

Acceptable Third Party:            means an entity, corporation or other similar
                                   organisation nominated by the Counterparty and acceptable to the Bank, acting reasonably, under the regulatory regime applicable to the Bank from time to time following the satisfactory completion, in the reasonable opinion of the Bank, and the signing and return to the Bank by such entity, corporation or other similar organisation, of a customer classification notice (being a notice identifying such third party as either an Intermediate Customer or Market Counterparty for the purposes of the FSA Conduct of Business Rules) on an Exchange
                                   Business Day falling on or prior to such day on which the Counterparty gives

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                                   notice to the Bank pursuant to Clause 3(a) of
                                   this Confirmation;

Amortisation Option Date:          has the meaning given in Clause 3(b);

Amortisation Option Notice:        has the meaning given in Clause 3(a);

Amortisation Option
Settlement Date:                   means:

                                   (a)    where Counterparty is specified or
                                          deemed to be specified in the
                                          Amortisation Option Notice as the
                                          Purchaser, the fifth Exchange Business
                                          Day following the Amortisation Option
                                          Date; and

                                   (b)    where Acceptable Third Party is
                                          specified in the Amortisation Option
                                          Notice as the Purchaser, the fifth
                                          Exchange Business Day following the
                                          Amortisation Option Date PROVIDED THAT
                                          if the payment and delivery referred
                                          to in Clause 2(c)(ii) are not in fact
                                          made on the fifth Exchange Business
                                          Day following the Amortisation Option
                                          Date, the Amortisation Option
                                          Settlement Date shall be the date on
                                          which the payment and delivery
                                          referred to in Clause 2(c)(ii) are in
                                          fact made AND PROVIDED FURTHER THAT if
                                          the relevant Amortisation Option
                                          Settlement Date has not occurred
                                          within ten (10) Exchange Business Days
                                          of the relevant Amortisation Option
                                          Date, the relevant Amortisation Option
                                          Notice shall be deemed never to have
                                          been served (without prejudice to any
                                          rights which either party may have
                                          against the Acceptable Third Party in
                                          connection with the non-occurrence of
                                          such Amortisation Option Settlement
                                          Date);

Amortisation Option Shares:        means the number of Shares specified in the
                                   Amortisation Option Notice;

Amortisation Option Share Price:   means, in respect of any Amortisation Option
                                   Shares, the Relevant Price on the relevant
                                   Amortisation Option Date;

Amortisation Option Value:         means an amount equal to the product of:

                                   (a)    the number of Amortisation Option
                                          Shares, and

                                   (b)    the Amortisation Option Share Price;

Fixing Time:                       means 8.30 a.m. (London time);

Purchaser:                         means the Counterparty or an Acceptable Third
                                   Party, as specified in the Amortisation
                                   Option Notice;

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Relevant Price:                    means, in respect of an Amortisation Option
                                   Date, the price per Share agreed between the Counterparty, the Bank (provided that the Bank will consent if the agreed price will not result in breach or default by the Bank under any law or regulation to which it is subject) and (if applicable) the Acceptable Third Party;

MERGER, DELISTING AND POTENTIAL ADJUSTMENT DEFINITIONS

Merger Event:                      any consolidation, amalgamation or merger of
                                   the Issuer with or into another entity;

Delisting Event:                   means any of the following:

                                   (a)    all or a substantial part of the
                                          Shares or all the assets or
                                          substantially all the assets of the
                                          Issuer are nationalised, expropriated
                                          or are otherwise required to be
                                          transferred to any governmental
                                          agency, authority or entity, or

                                   (b)    by reason of the voluntary or
                                          involuntary liquidation, bankruptcy or
                                          insolvency of, or any analogous
                                          proceeding affecting the Issuer, or by
                                          reason of any legal or regulatory
                                          restriction, a majority of the holders
                                          of the Shares becomes legally
                                          prohibited or restricted in
                                          transferring them or receiving value
                                          for them, in each case, other than in
                                          the circumstances of a solvent
                                          reconstruction, or

                                   (c)    the majority of the Shares are
                                          suspended from quotation on the
                                          Exchange for a continuous period of
                                          more than 5 Exchange Business Days, or

                                   (d)    the majority of the Shares are
                                          delisted from the Exchange or an
                                          announcement is made by the Issuer,
                                          the Exchange or any other regulatory
                                          or governmental agency, authority or
                                          entity that such delisting is to take
                                          place in circumstances where no other
                                          listing on a European stock exchange
                                          takes place at or prior to the time of
                                          such delisting;

Potential Adjustment Event:        means any of the following:

                                   (a)    a subdivision, consolidation or
                                          reclassification of Shares;

                                   (b)    a reconstruction of the Issuer;

                                   (c)    a distribution of assets of the
                                          Issuer;

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                                   (d)    a reduction of share capital of the
                                          Issuer;

                                   (e)    any Non-Cash Distribution; or

                                   (f)    any other event that may, in the
                                          opinion of the Calculation Agent, have
                                          a diluting or concentrative effect on
                                          the theoretical value of the Shares.

2.    PAYMENTS

(a)   PAYMENTS TO BE MADE ON PAYMENT DATES

      On each Payment Date, the Counterparty shall pay to the Bank the Relevant Proportion of the Redemption Amount calculated in respect of such Payment Date.

(b)   PAYMENTS RELATING TO DISTRIBUTION AMOUNTS

      On each Distribution Settlement Date, the Bank shall pay to the Counterparty the relevant Distribution Amount.

(c)   PAYMENTS AND DELIVERIES RELATING TO THE AMORTISATION OPTION

      (i) Where the Purchaser is the Counterparty the Bank shall deliver, or procure the delivery of, the Amortisation Option Shares on the Amortisation Option Settlement Date to the Counterparty.

      (ii) Where the Purchaser is an Acceptable Third Party, the Bank shall deliver, or procure the delivery of, the Amortisation Option Shares on the Amortisation Option Settlement Date to the Acceptable Third Party, against payment by the Acceptable Third Party to the Bank of the Amortisation Option Value. For the avoidance of doubt, such delivery and payment shall be on a delivery versus payment basis.

      (iii) Where the Purchaser is an Acceptable Third Party, the Bank shall pay the Amortisation Option Value to the Counterparty on the relevant Amortisation Option Settlement Date.

(d)   PAYMENTS

For the avoidance of doubt, the parties expressly confirm that all payments due between the parties on the same day (and which are set out separately above solely for ease of reference and calculation) shall be netted against each other, in accordance with Section 2(c) (payment netting) of the Agreement. The Calculation Agent shall calculate the amounts payable by each party to the other under this Clause 2 in accordance with this Agreement and by reference to the worked example annexed hereto and the net amount owing by one party to the other on any day on which a payment is due. Subject to Clause 5, the Calculation Agent's determination of the amounts payable by each party to the other under this Clause 2 and such net amount shall, in the absence of manifest error, be conclusive.

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3.    AMORTISATION OPTION

(a) The Counterparty may serve by fax on the Bank one or more notices (each, an "AMORTISATION OPTION NOTICE") on any Exchange Business Day in respect of all or any of the Available Shares (subject as set out below) immediately prior to the time when such Amortisation Option Notice is served (or deemed to have been served pursuant to Clause 3(b) below).

(b) Any Amortisation Option Notice must be served at or prior to the Fixing Time for it to be effective on that Exchange Business Day. Any Amortisation Option Notice served after such time will be deemed to take effect on the following Exchange Business Day. The day on which the Amortisation Option Notice takes effect shall be the "AMORTISATION OPTION DATE". Once served or deemed to have been served, an Amortisation Option Notice shall be irrevocable.

(c) An Amortisation Option Notice shall specify the identity of the Purchaser and shall specify the number of Shares to which it relates, which shall be subject to a maximum amount equal to the lower of (v) the number of Available Shares on the Amortisation Option Date and (w) a number of Shares equal to the highest number of shares which does not trigger any notification obligations pursuant to the Dutch Disclosure of Major Holdings in Listed Companies Act 1996 (as amended) (both as regards capital interest and voting interest), and subject to a minimum amount equal to the lower of (x) 100,000 Shares and (y) the number of Available Shares on the Amortisation Option Date. The number of Shares so specified shall be the "AMORTISATION OPTION SHARES" in respect of that Amortisation Option Notice. With effect from the Amortisation Option Settlement Date, the number of Remaining Shares to which this Transaction relates shall be reduced by the number of Amortisation Option Shares relating to that Amortisation Option Settlement Date.

(d) If by close of business on the sixth Exchange Business Day prior to the Maturity Date, the Available Shares have not been reduced to zero, an Amortisation Option Notice will be deemed to be served on the Bank by the Counterparty at the Fixing Time on the fifth Exchange Business Day prior to the Maturity Date specifying as the Amortisation Option Shares a number of Shares equal to the Available Shares on such Exchange Business Day and specifying the Counterparty as Purchaser.

4.    DELISTING, MERGER AND POTENTIAL ADJUSTMENT EVENTS

(a) Following the notification by either party to the other of any Delisting Event or Merger Event, each of the Bank and the Counterparty will use its respective reasonable endeavours to agree in good faith upon another exchange or other quotation system in respect of the Shares or to agree such other amendments to this Confirmation as may be necessary or desirable. If the Bank and the Counterparty fail to reach agreement within 5 Business Days from the date of any such notification, the Calculation Agent, acting in good faith, shall have the right (but not the obligation) to determine another exchange or other quotation system (if applicable) or to determine and make such amendments to this Confirmation as may be necessary, in each case subject to the provisions of Clause 5. If the Calculation Agent determines, acting reasonably and in good faith, that no

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      such replacement or amendments are possible so as adequately to restore the Transaction to its economic value to both parties immediately prior to such event, the Calculation Agent may terminate the Transaction. Such termination may be effected by the Calculation Agent, by giving not less than two nor more than 20 (twenty) Business Days' notice to the Bank and the Counterparty and designating a day not earlier than the day such notice is effective as an Early Termination Date in respect of any or all outstanding Transactions. Any such termination will take effect as if the Delisting Event or Merger Event were an Additional Termination Event with both parties as Affected Parties for the purposes of Section 6(e)(ii) of the Agreement.

(b) Following the declaration by the Issuer of the terms of, or the occurrence of, any Potential Adjustment Event, the Calculation Agent, acting in good faith and subject to the provisions of Clause 5, shall determine (i) whether such Potential Adjustment Event will have a diluting or concentrative effect on the value of the Shares; and (ii) any adjustment(s) to be made to the terms of this Transaction to account for the effect of such Potential Adjustment Event and so that the value of the Transaction for both parties shall as nearly as possible remain unchanged.

(c) Any adjustments determined pursuant to paragraph (b) above shall be made to the terms of this Transaction with effect from the date on which it is determined by the Calculation Agent that such adjustments should take effect.

5.    CALCULATION AGENT

The Calculation Agent shall make calculations, adjustments and determinations and carry out its other functions as provided in this Confirmation and the Agreement acting reasonably and in good faith, and shall promptly give written notice to the parties of such calculations, adjustments and determinations within the time required under this Confirmation. In the event of a dispute as to any calculation, adjustment, determination or other action of the Calculation Agent made under this Confirmation that has not been resolved by agreement between the parties and the Calculation Agent within a period of 10 (ten) Business Days, then payment shall be made in accordance with the decision of the Calculation Agent for the purposes of making payments within the time to be made under this Confirmation and the Agreement, but without admission of liability and without prejudice to the rights of the parties to continue to seek to resolve such dispute in such manner as it may think fit, including by reference to an independent third party or the English Courts.

6.    PAYMENT CURRENCY AND VAT

(a) All values and payments under this Transaction shall be determined in the Contractual Currency. The Calculation Agent shall calculate, and the relevant party shall pay, the net payment owed by one party to the other, as described in Clause 2(d) above, in the Contractual Currency.

(b) All payments between the parties. are expressed to be net of any applicable value-added, sales or goods and services tax (together, "VAT"), which shall in all cases be in addition. In the event of any imposition of VAT, each party undertakes to each other to

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      use its best endeavours to mitigate the impact of any such imposition. In the event however that one party is obliged to impose VAT on a payment due to the other party, and no such mitigation is possible, the party obliged to impose such VAT shall gross-up so that the net amount received by the other party shall be the same as if no VAT had been imposed.

7.    DISCLOSURE, STOCK EXCHANGE AND INSIDER TRADING REQUIREMENTS

(a) The Bank and the Counterparty, each having taken its own advice in this regard, undertake to each other that they have each complied with, and will continue at all times to comply with all disclosure, registration and other obligations imposed by law or regulation on them respectively in all relevant jurisdictions and by all relevant stock exchanges in respect of any interest they may have in the Shares.

(b) The Bank and the Counterparty mutually agree that they are entering into this Transaction as independent, at-arm's-length counterparties and undertake to each other neither to consult nor inform the other in relation to any matter affecting the Issuer, other than as specifically set out in this Confirmation (for example notifications by the Calculation Agent relating to Potential Adjustment Events) and for the purpose only of calculating payments due pursuant to this Confirmation. They further mutually recognise and agree that neither party has the right to direct or influence (formally or informally) the exercise of any voting or other rights attaching to any Shares which may from time to time be owned by the other party, and that neither party shall exercise any such rights in accordance with the directions, instructions or wishes of the other party. The Bank and the Counterparty confirm that there are no arrangements or understandings between the Bank and the Counterparty, whether written or oral and whether legally enforceable or not, which are inconsistent with, or which override, the terms of this Clause.

(c) The Bank and the Counterparty further undertake to each other that they shall not in any way communicate to each other any information which may be classified as inside information (as such term is defined in section 56 of the United Kingdom Criminal Justice Act 1993 (as amended)) or its equivalent under any relevant jurisdiction ("Information") and shall not itself act on the basis of any such Information in relation to any notification to be given or other act to be performed under this Confirmation.

(d) The Bank and the Counterparty further undertake to each other that they shall not do any act or engage in any conduct which would, were such act or conduct be done or carried out in the United Kingdom, be in breach of section 397 (misleading statements and practices) of the United Kingdom Financial Services and Markets Act 2000.

8.    BANK'S AND COUNTERPARTY'S OBLIGATIONS

Nothing in this Confirmation shall oblige the Bank or the Counterparty to take any action which is in contravention of applicable laws.

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9.    ACCOUNT DETAILS

The account for payments to the Bank shall be:

      Lloyds Bank Plc, London (LOYDGB2L or Monument International Office Sort Code 30-96-34)

      Favour: Credit Agricole S.A. London Branch (AGRIGB2L) - A/C No. 01012852

      Beneficiary: CAL FP Bank

The account for payments to the Counterparty shall be:

      JP Morgan Chase Bank, Frankfurt (CHASDEFX) A/c No. 6231400604

      For the accounts of JP Morgan Chase Bank, London (CHASGB2L)

      Favour account: 23738306 JP Morgan International Bank Limited, Brussels (JPMGBEBB)

      Reference: 8030450, Floscule B.V.

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                                      ANNEX

                                 WORKED EXAMPLE

1.    IN THE EQUITY SWAP AGREEMENT AND SHARE PURCHASE AGREEMENTS

"INITIAL SHARE PRICE": EURO 7.80

2.    IN THE EQUITY SWAP

"EFFECTIVE DATE"             2nd December 2002

"MATURITY DATE"              1st June 2005

"INITIAL SHARES"             5,500,000 Shares;

"FEE"                        EURO 650,000

"INITIAL AMOUNT"             EURO 43,550,000

                             means an amount equal to the aggregate of (a) the product of the Initial Share Price and the Initial Shares and (b) the Fee;

"FINAL REDEMPTION AMOUNT"    EURO 48,446,057

                             means an amount calculated in accordance with the following formula:

                             Initial Amount*(1 + Initial Zero Coupon Rate + Margin)(^Mat)

                             Margin   0.90%

                             Mat number of days in the period from (and including) the Effective Date to (and excluding) the Maturity Date, divided by 365

                                          912 / 365 =
                                          2.498630137

                             Initial Zero Coupon Rate 3.4562%

"REDEMPTION AMOUNT"          means, in respect of any date (the "relevant
                             date"), the Final Redemption Amount, discounted at a rate equal to the Zero Coupon Amount plus the Margin from the Maturity Date to the relevant date

Amortisation option is served for 50% of the Initial Shares Price (Relevant Proportion = 50%) on the 1st June 2003.

The Counterparty shall pay the Relevant Proportion X Redemption Amount, which implicitly is equal to

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                               (FINAL REDEMPTION)
Relevant Proportion x ------------------------------------
                      (1 + ZeroCouponRate + Margin)(Mat 2)

Mat 2 = number of days between the 1st June 2003 and the Maturity = (731/365) = 2.00

EXAMPLE 1:

If Zero Coupon Rate:         2.5%
Redemption Amount:           EURO 45,308,280
Payment:                     50% X EURO 45,308,280 = EURO 22,654,140

EXAMPLE 2:

If Zero Coupon Rate          3.4562%, unchanged
Then, Redemption Amount      EURO 44,480,656

Which is equivalent to the (Initial Notional)*(1+Initial Zero Coupon Rate +0.90%)^0.495890411 (0.495890411 being the (Number of days between the 1st
June 2003 and 2nd December 2002)/365

Then Payment:                50% X EURO 44,480,656 = EURO 22,240,328

EXAMPLE 3:

If Zero Coupon Rate:         5%
Then, Redemption Amount      EURO 43,191,502
Payment:                     50% X EURO 43,191,502 = EURO 21,595,751

3.    IN THE PUT AGREEMENT:

"OPTION PRICE"               EURO 4.4041870

                             (NOTIONAL + FEES)*(1 + INTEREST + MARGIN)(^Mat)
                             -----------------------------------------------
                                         (Initial Option Shares)

Notional                     EURO 42,900,000

                             the product of (i) Initial Shares and (ii) the Initial Share Price specified in the Equity Swap Confirmation

Fees                         EURO 650,000

Interest                     3.4562%

                             a rate equal to the Initial Zero Coupon Rate determined in accordance with the Equity Swap Confirmation

Margin                       0.90%

                                                                              14
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Mat                          912/365 = 2.498630137

                             number of days in the period from (and including) the Effective Date to (and excluding) the Maturity Date, divided by 365

Initial Option Shares        11,000,000 = twice the number of Initial Shares as
                             defined in the Equity Swap Confirmation

Rem: Option Price X Initial Option Shares (under the Put Agt) = Final Redemption (under the Equity Swap) = EURO 48,446,057

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK

/s/ Fabrice Bodinier               /s/ Shelley Kainth
-----------------------------      -----------------------------
By:                                By:

Name:                              Name:

Title: Managing Director           Title: Company Secretary



Confirmed as of the date first above written:

FLOSCULE B.V.

/s/ Charlotte Andriesse
-----------------------------
By:

Name:

Title: Managing Director

                                                                              15